Exhibit 99.1

News Release
Amkor Reports First Quarter 2010 Financial Results
CHANDLER, Ariz. — April 27, 2010 — Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor assembly and test services, today reported its financial results for the quarter ended March 31, 2010.
First quarter 2010 net sales of $646 million were down 3% sequentially from the fourth quarter 2009 and up 66% from the first quarter 2009. Gross margin was 21% for the first quarter, compared to 26% for the fourth quarter 2009 and 12% for the first quarter 2009. First quarter 2010 net income was $44 million or $0.18 per diluted share, compared to $88 million or $0.33 per diluted share in the fourth quarter 2009 and a net loss of $22 million, or $0.12 loss per share, in the first quarter 2009.
“During the first quarter we saw continued strength in worldwide demand across a broad range of packaging services and end markets,” said Ken Joyce, Amkor’s president and chief executive officer. “Sales were in line with our forecast although the mix was somewhat different than expected. We experienced strong upside demand for networking and consumer end market applications reflecting the growth in broadband infrastructure and new product introductions for gaming and HDTV, while sales for communications applications were softer than anticipated. First quarter gross margin was slightly less than expected primarily due to the softer than forecasted sales for communications applications. Based on current customer forecasts, we expect sales for communications applications to rebound in the second quarter of 2010,” noted Joyce.
“Earnings per diluted share for the quarter were consistent with expectations and our current outlook for the year remains positive,” said Joyce. “We believe customer demand will drive better than typical seasonal growth for the second quarter 2010 with anticipated sales to be up 10% to 14% from the first quarter and expected net income in the range of $56 million to $70 million or $0.22 to $0.27 per diluted share. We expect second quarter gross margin to be in the range of 22% to 23%, reflecting increased costs associated with building capacity to meet strong customer demand and laying the foundation for achieving the higher levels of gross margin that we expect in the second half of 2010,” said Joyce.
“Unit shipments of 2.5 billion during the first quarter 2010 were up 1% from the fourth quarter 2009, principally driven by the strength in leadframe packaging services,” said Joanne Solomon, Amkor’s chief financial officer. “While overall unit shipments increased, net sales declined 3% primarily due to reduced demand for chip scale packaging services in support of communications applications with higher average selling prices.”

“We generated $37 million in free cash flow in the first quarter 2010 and we ended the quarter with a cash balance of $425 million and total debt of $1.4 billion,” added Solomon.
“First quarter capital additions of $73 million were lower than expected due to extended lead times from equipment suppliers. To expand capacity in support of strong customer demand, we expect capital additions for the second quarter 2010 to be approximately $150 million, with capital intensity for the full year estimated to be approximately 14% of net sales,” said Solomon.
Selected operating data for the first quarter 2010 is included in a section before the financial tables.
Business Outlook
Based upon the latest available information, we have the following expectations for the second quarter of 2010:
•	Net sales of $710 million to $736 million, up 10% to 14% from the first quarter of 2010

•	Gross margin between 22% and 23%

•	Net income in the range of $56 million to $70 million or $0.22 to $0.27 per diluted share

Conference Call Information
Amkor will conduct a conference call on April 27, 2010 at 5:00 p.m. eastern time. This call is being webcast and can be accessed at Amkor’s web site at www.amkor.com. You may also access the call by dialing 877-941-2928. A replay of the call will be made available at Amkor’s web site or by dialing 800-406-7325 (access pass code #4278114). The webcast is also being distributed over Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, Street Events (www.streetevents.com).
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, the following: statements regarding expected sales for communications applications; customer demand; increased costs associated with capacity expansion; the expected dollar amount, focus and timing of our capital additions and the expected level of capital intensity; and the statements made regarding our current outlook for 2010 and our expected net sales, gross margin and net income. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:
•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers;

•	inability to achieve high capacity utilization rates;

•	volatility of consumer demand for products incorporating our semiconductor packages;

•	dependence on key customers;

•	weakness in the forecasts of Amkor’s customers;

•	customer modification of and follow through with respect to forecasts provided to Amkor;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow to fund capital additions;

•	the effects of a recession or other downturn in the U.S. and other economies worldwide;

•	the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters;

•	worldwide economic effects of terrorist attacks, natural disasters and military conflict;

•	our ability to control costs;

•	competitive pricing and declines in average selling prices;

•	timing and volume of orders relative to production capacity;

•	fluctuations in manufacturing yields;

•	competition;

•	dependence on international operations and sales;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	exchange rate fluctuations;

•	dependence on key personnel;

•	difficulties in managing growth;

•	enforcement of intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
Amkor Technology, Inc.
Joanne Solomon, 480-821-5000 ext. 5416
Executive Vice President & CFO
joanne.solomon@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

Sales Data:	Q1 2010	Q4 2009	Q1 2009

Packaging services (in millions):
Chip scale package	$205	$224	$105
Ball grid array	155	142	102
Leadframe	179	184	105
Other packaging	42	47	27

Packaging services	581	597	339
Test services	65	71	50

Total sales	$646	$668	$389

Packaging services:
Chip scale package	31%	33%	27%
Ball grid array	24%	21%	26%
Leadframe	28%	28%	27%
Other packaging	7%	7%	7%

Packaging services	90%	89%	87%
Test services	10%	11%	13%

Total sales	100%	100%	100%

Packaged units (in millions):
Chip scale package	455	519	251
Ball grid array	50	53	37
Leadframe	1,954	1,856	887
Other packaging	8	7	4

Total packaged units	2,467	2,435	1,179

Net sales from top ten customers	54%	55%	51%
Capacity utilization	84%	84%	45%

End Market Distribution Data (an approximation based on a sampling of our largest customers. Prior periods were revised for an expanded sampling methodology and refinement of our classifications):

Communications	37%	39%	35%
Consumer	26%	26%	29%
Computing	14%	13%	13%
Networking	14%	13%	16%
Other	9%	9%	7%

Total	100%	100%	100%

AMKOR TECHNOLOGY, INC.
Selected Operating Data (continued)

	Q1 2010	Q4 2009	Q1 2009
	(in millions, except per share data)

Gross Margin Data:
Net sales	100%	100%	100%
Cost of sales:
Materials	42%	40%	39%
Labor	13%	13%	17%
Other manufacturing	24%	21%	32%

Gross margin	21%	26%	12%

Packaging services gross margin	21%	26%	13%
Test services gross margin	23%	30%	9%

Earnings per Share Data:
Net income (loss) attributable to Amkor — basic	$44	$88	$(22)
Adjustment for dilutive securities on net income (loss):
Interest on 2.5% convertible notes due 2011, net of tax	—	—	—
Interest on 6.25% convertible notes due 2013, net of tax	2	2	—
Interest on 6.0% convertible notes due 2014, net of tax	4	4	—

Net income (loss) attributable to Amkor — diluted	$50	$94	$(22)

Weighted average shares outstanding — basic	183	183	183
Effect of dilutive securities:
Stock options and unvested restricted shares	1	—	—
2.5% convertible notes due 2011	3	3	—
6.25% convertible notes due 2013	13	13	—
6.0% convertible notes due 2014	83	83	—

Weighted average shares outstanding — diluted	283	282	183

Net income (loss) attributable to Amkor per common share:
Basic	$0.24	$0.48	$(0.12)

Diluted	$0.18	$0.33	$(0.12)

Capital Investment Data:
Property, plant and equipment additions	$73	$69	$24
Net change in related accounts payable and deposits	(6)	(7)	19

Purchases of property, plant and equipment	$67	$62	$43

Depreciation and amortization	$76	$75	$80

Free Cash Flow Data:
Net cash provided by operating activities	$104	$106	$(63)
Less purchases of property, plant and equipment	(67)	(62)	(43)

Free cash flow*	$37	$44	$(106)

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months
	Ended March 31,
	2010	2009
	(In thousands, except per share data)

Net sales	$645,738	$388,776
Cost of sales	508,782	340,737

Gross profit	136,956	48,039

Operating expenses:
Selling, general and administrative	56,296	50,068
Research and development	11,673	10,147

Total operating expenses	67,969	60,215

Operating income (loss)	68,987	(12,176)

Other (income) expense:
Interest expense	22,369	26,577
Interest expense, related party	3,812	1,562
Interest income	(733)	(432)
Foreign currency loss (gain)	975	(12,068)
Gain on debt retirement, net	—	(8,996)
Equity in earnings of unconsolidated affiliate	(1,101)	—
Other (income) expense, net	(241)	59

Total other expense, net	25,081	6,702

Income (loss) before income taxes	43,906	(18,878)
Income tax (benefit) expense	(167)	3,081

Net income (loss)	44,073	(21,959)
Net loss (income) attributable to noncontrolling interests	224	(133)

Net income (loss) attributable to Amkor	$44,297	$(22,092)

Net income (loss) attributable to Amkor per common share:
Basic	$0.24	$(0.12)

Diluted	$0.18	$(0.12)

Shares used in computing per common share amounts:
Basic	183,226	183,035
Diluted	282,509	183,035

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2010	2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$425,473	$395,406
Restricted cash	2,679	2,679
Accounts receivable:
Trade, net of allowances	362,894	328,252
Other	19,162	18,666
Inventories	167,072	155,185
Other current assets	38,173	32,737

Total current assets	1,015,453	932,925

Property, plant and equipment, net	1,361,884	1,364,630
Intangibles, net	8,836	9,975
Investments	19,859	19,108
Restricted cash	12,937	6,795
Other assets	96,729	99,476

Total assets	$2,515,698	$2,432,909

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$125,605	$88,944
Trade accounts payable	384,719	361,263
Accrued expenses	171,188	155,630

Total current liabilities	681,512	605,837

Long-term debt	1,052,422	1,095,241
Long-term debt, related party	250,000	250,000
Pension and severance obligations	89,739	83,067
Other non-current liabilities	7,510	9,063

Total liabilities	2,081,183	2,043,208

Equity:
Amkor stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 183,242 in 2010 and 183,171 in 2009	183	183
Additional paid-in capital	1,501,573	1,500,246
Accumulated deficit	(1,077,944)	(1,122,241)
Accumulated other comprehensive income	4,435	5,021

Total Amkor stockholders’ equity	428,247	383,209
Noncontrolling interests in subsidiaries	6,268	6,492

Total equity	434,515	389,701

Total liabilities and equity	$2,515,698	$2,432,909

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$44,073	$(21,959)
Depreciation and amortization	75,805	79,949
Gain on debt retirement, net	—	(8,996)
Other operating activities and non-cash items	(1,419)	2,943
Changes in assets and liabilities	(14,730)	(115,131)

Net cash provided by (used in) operating activities	103,729	(63,194)

Cash flows from investing activities:
Purchases of property, plant and equipment	(67,092)	(42,821)
Proceeds from the sale of property, plant and equipment	364	144
Financing lease payment from unconsolidated affiliate	4,896	—
Other investing activities	(6,168)	(3,635)

Net cash used in investing activities	(68,000)	(46,312)

Cash flows from financing activities:
Borrowings under revolving credit facilities	3,261	—
Payments under revolving credit facilities	(34,253)	—
Proceeds from issuance of short-term debt	15,000	15,000
Proceeds from issuance of long-term debt	38,824	—
Payments of long-term debt, net of discount	(28,661)	(34,725)
Payments for debt issuance costs	(166)	(2,572)
Proceeds from issuance of stock through stock compensation plans	399	—

Net cash used in financing activities	(5,596)	(22,297)

Effect of exchange rate fluctuations on cash and cash equivalents	(66)	(1,034)

Net increase (decrease) in cash and cash equivalents	30,067	(132,837)
Cash and cash equivalents, beginning of period	395,406	424,316

Cash and cash equivalents, end of period	$425,473	$291,479